EXHIBIT 107

FORM S-8
(Form Type)
FOOT LOCKER, INC.
(Exact Name of Registrant as Specified in its Charter)
Table I: Newly Issued Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share(1)	Other(2)	850,000(1)	$32.14(2)	$27,319,000(2)	$92.70 per $1,000,000	$2,532.48
	Total Offering Amounts				$27,319,000(2)		$2,532.48
	Total Fee Offsets						$0.00
	Net Fee Due						$2,532.48
(1)	Represents 850,000 shares of common stock, par value $0.01 per share (“Common Stock”), which may be issued upon (i) the vesting and settlement of restricted stock units, in accordance with the terms of the Restricted Stock Unit Inducement Award Agreement, (ii) the vesting and settlement of performance stock units, in accordance with the terms of the Performance Stock Unit Inducement Award Agreement (Transformation Award), (iii) the vesting and settlement of restricted stock units, in accordance with the Restricted Stock Unit Inducement Award Agreement (Annual Award), (iv) the vesting and settlement of performance stock units, in accordance with the Performance Stock Unit Inducement Award Agreement (Annual Award) and (v) the vesting and exercise of nonstatutory stock options in accordance with the terms of the Nonstatutory Stock Option Inducement Award Agreement (Annual Award), in each case, granted to Mary N. Dillon as material inducement for Ms. Dillon to accept her offer of employment with the Company. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions in accordance with the adjustment and anti-dilution provisions of the award agreements evidencing the employment inducement award.
(2)	Estimated pursuant to Rules 457(c) and (h) under the Securities Act, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Stock, as reported on the New York Stock Exchange on August 17, 2022.